                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and
Statement of Additional Information constituting parts of this Post-Effective
Amendment No. 21 to the Registration Statement on Form N-1A (the "Registration
Statement") of our reports dated December 16, 2002 and May 10, 2002, relating to the financial statements and financial highlights appearing in the October 31,
2002 and March 31, 2002 Annual Reports to the Trustees of the American Century
Investment Trust and the Shareholders of the High-Yield Bond Fund and
Diversified Bond Fund, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements" in the
Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, MO
February 27, 2003